Exhibit 3.15

CERTIFICATE OF INCORPORATION

OF

INTERCONTINENTAL MEDICAL STATISTICS INTERNATIONAL, LTD.

FIRST: The name of the Corporation is Intercontinental Medical Statistics International, Ltd. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at the address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each having a par value of one penny ($.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Subsection (4) to Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director occurring prior to such amendment.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meeting of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such a place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

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SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator for purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument on the 8th day of January, 1997. and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

By:	/s/ Tommy N. Bohman
Tommy N. Bohman, President of I.M.S. International, Inc., Incorporator
100 Campus Road
Totowa, NJ 07512

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CERTIFICATE OF MERGER

OF

INTERCONTINENTAL MEDICAL STATISTICS INTERNATIONAL, LTD.,

A NEW YORK CORPORATION

INTO

INTERCONTINENTAL MEDICAL STATISTICS INTERNATIONAL, LTD.,

A DELAWARE CORPORATION

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation at each of the constituent corporations of the merger is as follows:

Intercontinental Medical Statistics International, Ltd., a New York corporation

Intercontinental Medical Statistics International, Ltd., a Delaware corporation

SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is Intercontinental Medical Statistics International, Ltd., a Delaware Corporation.

FOURTH: That the Certificate of Incorporation of Intercontinental Medical Statistics International, Ltd., a Delaware corporation which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The office of the surviving corporation is Pennsylvania Railroad Building, 110 South French Street, Suite 402, Wilmington, Delaware 19801.

SIXTH: The Agreement of Merger is on file at the office of the surviving corporation and a copy of such Agreement will be provided by the surviving corporation.

SEVENTH: The authorized capital stock of the foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Per Value Per Share
Intercontinental Common Medical Statistics International, Ltd.		200	$0.01

Dated this 20th day of March, 1997

INTERCONTINENTAL MEDICAL STATISTICS INTERNATIONAL, LTD. (DELAWARE CORPORATION)

/s/ Harvey A. Ashman
Harvey A. Ashman
Vice President